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                                                                     EXHIBIT 2.3

                   SKIPPING STONE STOCKHOLDER ESCROW AGREEMENT

         THIS ESCROW AGREEMENT ("AGREEMENT") is made and entered into as of April ___, 2004, by and among Commonwealth Energy Corporation, a California corporation ("PARENT"), [_________________], a [________________] (the "ESCROW
AGENT"); and the following individuals: Mr. Peter Weigand, Mr. Greg Lander, Mr. Eric Alam and Mr. Bruno Kvetinskas (collectively, the "SKIPPING STONE STOCKHOLDERS," and each a "SKIPPING STONE STOCKHOLDER").

         Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning given to them in the Merger Agreement (as defined below).

                                  INTRODUCTION

         A. Parent, Skipping Stone Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Commonwealth ("MERGER SUB"), Skipping Stone, Inc., a Delaware corporation ("SKIPPING STONE") and the Skipping Stone Stockholders have entered into an Agreement and Plan of Merger dated as of March 29, 2004 (the "MERGER AGREEMENT") pursuant to which Merger Sub will be merged with and into Skipping Stone, and the Surviving Corporation will be a wholly owned subsidiary of Parent.

         B. The Merger Agreement requires as a condition to the Merger the establishment of an escrow account into which each Skipping Stone Stockholder will place for the benefit of Parent twenty percent (20%) of the aggregate number of Merger Shares to which he is entitled for a period of six (6) months plus an administrative period.

         C. The parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

                              TERMS AND CONDITIONS

         The parties hereby agree as follows:

         SECTION 1. ESCROW ACCOUNT

                  1.1 ESCROW OF SHARES. As soon as practicable following the Effective Time, in accordance with the Merger Agreement, (a) Parent shall deliver to the Escrow Agent certificates issued in the names of the Skipping Stone Stockholders, representing in the aggregate three hundred twenty-two thousand two hundred and fourteen (322,214) shares of Parent Common Stock (the "ESCROW SHARES"), to be held in escrow on behalf of the Skipping Stone Stockholders, in accordance with this Agreement and in the percentage interests and amounts with respect to each Skipping Stone Stockholder set forth on EXHIBIT
A. The shares of Parent Common Stock being held in escrow pursuant to this Agreement (the "ESCROW SHARES") shall collectively constitute an escrow fund (the "ESCROW FUND") with respect to the rights of Parent established herein. The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold


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the Escrow Fund in an escrow account (the "ESCROW ACCOUNT"), subject to the terms and conditions of this Agreement.

                  The Escrow Shares shall be treated by the parties for all tax purposes as owned by the Skipping Stone Stockholders in accordance with the amounts set forth in Exhibit A in respect of each Skipping Stone Stockholder (as such Exhibit may be amended from time to time in accordance with this Agreement) until the Escrow Shares are released pursuant to the terms of this Agreement.

                  1.2 VOTING OF ESCROW SHARES. On any matter brought before the stockholders of Parent for a vote, each Skipping Stone Stockholder shall have the absolute right to have its pro rata portion of the Escrow Shares (and any additional securities with respect thereto) voted in accordance with the written instructions of such Stockholder at the time of the applicable record date as given to the Escrow Agent. Each Skipping Stone Stockholder shall deliver written notice to the Escrow Agent ("VOTING NOTICE") setting forth the manner in which the Escrow Agent shall vote such Skipping Stone Stockholder's portion of the Escrow Shares at least five (5) days prior to the date of the taking of any vote of the stockholders of Parent (the "VOTING NOTICE DATE"). The Escrow Agent shall vote the Escrow Shares in accordance with the Voting Notice. The Escrow Agent shall promptly forward to each Skipping Stone Stockholder copies of all proxy solicitation material received with respect to the Escrow Shares. The Escrow Agent shall have no obligation to vote any of the Escrow Shares if no Voting Notice is received prior to the Voting Notice Date or if such notice does not clearly set forth the manner in which the Escrow Agent shall vote the Escrow Shares.

                  1.3 SECURITY INTEREST. To the extent and so long as Escrow Shares are held in the Escrow Account hereunder, Parent shall have, and the Skipping Stone Stockholders hereby grant, as of and from the date of this Agreement, a perfected, first-priority security interest in such Escrow Shares to secure payment of amounts, if any, payable to Parent in respect of Section
2.1 of this Agreement. In connection herewith, each Skipping Stone Stockholder expressly agrees (i) that the Escrow Agent is acting solely as Parent's agent to the extent necessary to perfect Parent's first-priority security interest in the Escrow Shares, and (ii) to execute and deliver such instruments as Parent may from time to time reasonably request for the purpose of evidencing and perfecting such security interest.

                  1.4 DIVIDENDS, ETC. For so long as the Escrow Shares (or any additional securities with respect thereto) are held by the Escrow Agent in accordance with the terms of this Agreement, each Skipping Stone Stockholder shall have the absolute right to all dividends and distributions (of whatever nature) on its pro rata portion of the Escrow Shares (and any additional securities with respect thereto, and any interest or earnings upon such dividends, distributions or additional securities). The Escrow Agent shall deliver to each Skipping Stone Stockholder such stockholder's pro rata portion of any such amounts or securities paid or issued in respect of Escrow Shares within ten (10) days of receiving such amounts or securities.

                  1.5 FRACTIONAL SHARES. No fractional shares of Parent Common Stock or other securities shall be retained in or released from the Escrow Account pursuant to this


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Agreement. In connection with any release of Escrow Shares from the Escrow
Account, all Escrow Shares (including fractions thereof) issuable upon release to a Skipping Stone Stockholder shall be aggregated for purposes of determining whether the release of Escrow Shares would result in the issuance of any fractional share. If, after the aforementioned aggregation, the release of Escrow Shares to a Skipping Stone Stockholder would result in the issuance of any fractional share, Parent and the Escrow Agent shall, in lieu of issuing any fractional share, pay to such Skipping Stone Stockholder cash equal to the product of such fraction multiplied by the Parent Share Price.

                  1.6 TRUST FUND. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any shareholder or of any party hereto, except as contemplated in Section 1.3. The Escrow Agent shall hold and safeguard the Escrow Fund until the Termination Date (as defined below), provided that if the Escrow Agent has received from Parent a Claim Notice (as defined below) setting forth a claim that has not been resolved by the Termination Date, then the Escrow Agent shall hold and safeguard the Escrow Fund until the claim has been resolved and the Escrow Fund released in accordance with this Agreement.

         SECTION 2. ADMINISTRATION OF ESCROW ACCOUNT. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

                  2.1 CALCULATION OF CLAIM. Parent will make a determination as of the date six (6) months after the Closing Date as to whether there is a Post-Closing True Up. The amount of any such Post-Closing True Up shall represent a claim by Parent for the purposes of this Agreement.

                  2.2 DELIVERY OF CLAIM NOTICE. If Parent has a claim pursuant to Section 2.1 hereof, Parent may, on or prior to the date six (6) months and ten (10) days from the Closing Date (the "TERMINATION DATE"), deliver a claim notice (a "CLAIM NOTICE") to the Skipping Stone Stockholders and to the Escrow Agent. A Claim Notice shall state that Parent believes that there is a claim under Section 2.1 hereof, and shall state the amount of the claim (the "CLAIMED AMOUNT") and shall set forth in reasonable detail the calculations Parent used to arrive at such claim. If Parent does not deliver a claim notice on or prior to the Termination Date, the Escrow Shares shall be released in accordance with
Section 3.1.

                  2.3 RESPONSE NOTICE; UNCONTESTED CLAIMS. Within ten (10) days after receipt by the Skipping Stone Stockholders of a Claim Notice, the Skipping Stone Stockholders may deliver to Parent and to the Escrow Agent a written response (the "RESPONSE NOTICE") in which the Skipping Stone Stockholders: (i) agree that Escrow Shares (or other property held in the Escrow Account) collectively having a "STIPULATED VALUE" (as defined below) equal to the full Claimed Amount may be released from the Escrow Account to Parent; or (ii) agree that Escrow Shares (or other property held in the Escrow Account) collectively having a Stipulated Value equal to part, but not all, of the Claimed Amount (the "AGREED SHARE AMOUNT") may be released from the Escrow Account to Parent; or
(iii) indicate that no part of the Escrow Fund may be released from the Escrow Account to Parent in respect of the Claimed Amount. Any part


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of the Claimed Amount that is not agreed to be released to Parent pursuant to the Response Notice shall be the "CONTESTED SHARE AMOUNT." If a Response Notice is not received by the Escrow Agent within such ten (10) day period, then the Skipping Stone Stockholders shall be conclusively deemed to have agreed that Escrow Shares (or other property held in the Escrow Account) collectively having a Stipulated Value equal to the full Claimed Amount may be released to Parent from the Escrow Account.

                  2.4 UNCONTESTED CLAIMS. If the Skipping Stone Stockholders deliver a Response Notice agreeing that Escrow Shares (or other property held in the Escrow Account) collectively having a Stipulated Value equal to the full Claimed Amount may be released from the Escrow Account to Parent, or if the Skipping Stone Stockholders do not deliver a Response Notice on a timely basis in accordance with Section 2.3, the Escrow Agent shall within five (5) days following the receipt of such Response Notice (or, if the Escrow Agent has not received a Response Notice, within five (5) days following the expiration of the fifteen (15) day period referred to in Section 2.3), deliver to Parent such Escrow Shares (or other property). Such payment shall be deemed to be made in full satisfaction of the claim described in such Claim Notice.

                  2.5 PARTIALLY CONTESTED CLAIMS. If the Skipping Stone Stockholders deliver a Response Notice agreeing that Escrow Shares (or other property held in the Escrow Account) collectively having a Stipulated Value equal to less than the full Claimed Amount may be released from the Escrow Account to Parent, the Escrow Agent shall, within five (5) days following the receipt of such Response Notice, deliver to Parent Escrow Shares (or other property held in the Escrow Account) collectively having a Stipulated Value equal to the Agreed Share Amount. Such payment shall not be deemed to be made in full satisfaction of the claim described in such Claim Notice, but shall count toward the satisfaction of the claim described in such Claim Notice.

                  2.6 CONTESTED CLAIMS.

                           (a) If the Skipping Stone Stockholders and Parent are
unable to resolve the dispute relating to any Contested Share Amount within thirty (30) days after the delivery of the Claim Notice ("INITIAL RESOLUTION PERIOD"), then the parties shall resolve such dispute pursuant to the Arbitration provisions of Section 2.8 below.

                  2.7 Any Escrow Shares released from the Escrow Account shall be deemed to reduce the Escrow Shares pro rata with respect to each applicable Skipping Stone Stockholder in accordance with each Skipping Stone Stockholder's percentage interest in the Escrow Fund as set forth on EXHIBIT A.

                  2.8 ARBITRATION.

                           (a) Each of the parties hereby waives its right to
resolve any controversy, claim or dispute involving the parties (or their affiliated persons) directly or indirectly concerning this Agreement or the subject matter hereof through any court proceeding or litigation and acknowledges that all such controversies, claims or disputes, shall be finally


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settled in accordance with the provisions of this Section 2.8. Each of the parties represents to the other that this waiver is made knowingly and voluntarily after consultation with and upon the advice of counsel and is a material part of this Agreement.

                           (b) In the event of any controversy, claim or dispute
arising out of or relating to this Agreement, the claiming party or parties shall provide written notice specifying in reasonable detail the particulars of the dispute, the provisions of the Agreement which are involved and the party's suggested resolution of the controversy. Thereupon, the parties agree to attempt in good faith to expeditiously resolve the controversy, claim or dispute by good faith negotiation for a period of at least thirty (30) days, including, without limitation, at least one face-to-face meeting between the Skipping Stone Stockholders owning a majority of the Skipping Stone Common Stock on the date hereof and an officer of Parent with authority to resolve any such controversy, claim or dispute.

                           (c) If these negotiations fail to result in a
resolution within thirty (30) days, then such claiming party or parties may submit such controversy, claim or dispute to mandatory and binding arbitration held in Orange County, California, in accordance with the rules of commercial arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall have the right and authority to determine how his decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive on the parties to this Agreement and their respective affiliates, and may be entered and enforced in any court of competent jurisdiction.

                           (d) The parties hereto agree that any action to
compel arbitration pursuant to this Agreement may be brought in the appropriate Orange County, California, court and in connection with such action to compel the laws of the State of California shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and the exclusive jurisdiction of such court and waive any objection to the jurisdiction of such arbitrator and court.

                           (e) Each of the Parent, on the one hand, and the
Skipping Stone Stockholders, on the other hand, shall pay an equal one-half (1/2) of all costs, fees and expenses of the arbitration and, notwithstanding any law to the contrary, each party will bear the fees, costs and expenses of its own counsel, experts and witnesses; provided, however, that in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by an arbitrator, the prevailing party in such a proceeding shall be entitled to recover reasonable attorney's fees and expenses incurred in connection therewith, in addition to any other relief to which it may be entitled.

                           (f) Notwithstanding the foregoing in this Section
2.8, however, nothing contained herein shall require arbitration of any issue arising under this Agreement for which injunctive relief is successfully sought.


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                  2.9 Cash Payments. Notwithstanding any other provision of this
Agreement, the Skipping Stone Stockholders may elect to pay any and all of the Claimed Amount determined to be owed to Parent under this Agreement in cash, as opposed to Escrow Shares, provided that any such cash payment is made to Parent on or before the date of release of such Escrow Shares under this Agreement. If the Skipping Stone Stockholders timely elect to make such cash payment(s), then the Escrow Agent shall promptly thereafter distribute or cause to be distributed to the Skipping Stone Stockholders such number of Escrow Shares (or other property held in the Escrow Account) having a value equal to such cash payment divided by the Parent Share Price.

         SECTION 3. RELEASE OF ESCROW SHARES.

                  3.1 Within twenty (20) days after the Termination Date, the Escrow Agent shall distribute or cause to be distributed to the Skipping Stone Stockholders, on behalf of each of the Skipping Stone Stockholders, all of the Escrow Shares (or other property held in the Escrow Account), if any, then held in escrow. Notwithstanding the foregoing, if any Claim Notice has been given and such claim has not yet been resolved, the Escrow Agent shall retain in the Escrow Account after the Termination Date a number of Escrow Shares (valued at the Stipulated Value) equal in the aggregate to one hundred percent (100%) of the Claimed Amount or Contested Share Amount, as the case may be, which has not then been resolved, upon the terms set forth herein.

         SECTION 4. VALUATION OF ESCROW SHARES, ETC.

                  4.1 STIPULATED VALUE. For purposes of this Agreement, the "STIPULATED VALUE" of each Escrow Share shall be deemed to be equal to the Parent Share Price.

                  4.2 STOCK SPLITS. All numbers contained in, and all calculations required to be made pursuant to, this Agreement with respect to the Escrow Shares shall be adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Parent after the date hereof. In the event of any such stock split or other similar occurrence, Parent shall deliver to the Skipping Stone Stockholders and the Escrow Agent a revised version of EXHIBIT A setting forth in the aggregate the new number of Escrow Shares held in the Escrow Fund and the number of Escrow Shares being held on behalf of each Skipping Stone Stockholder. Unless and until the Escrow Agent receives the certificates representing additional shares of Parent Common Stock or other property pursuant to Section 1.4, the Escrow Agent may assume without inquiry that no such stock or other property has been or is required to be issued with respect to the Escrow Shares. Parent shall be obligated to deliver into escrow promptly any such additional shares registered in the name of the applicable stockholder.

         SECTION 5. FEES AND EXPENSES. The Escrow Agent shall be entitled to receive from time to time fees in accordance with EXHIBIT B. In accordance with EXHIBIT B, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees and expenses shall be paid by Parent.


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         SECTION 6. LIMITATION OF ESCROW AGENT'S LIABILITY.

                  6.1 The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

                  6.2 Parent hereby agrees to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent carrying out its duties hereunder. This right of indemnification, compensation and reimbursement shall survive the termination of this Agreement, and the resignation of the Escrow Agent.

         SECTION 7. TERMINATION. This Agreement shall terminate on the Termination Date or, if earlier, upon the release by the Escrow Agent of the entire Escrow Fund in accordance with this Agreement; provided, however, that if the Escrow Agent has received from Parent a Claim Notice setting forth a claim that has not been resolved by the Termination Date, then this Agreement shall continue in full force and effect until the claim has been resolved and the Escrow Fund released in accordance with this Agreement.

         SECTION 8. SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than thrity (30) days after it is given to all parties hereto. In such event, Parent may appoint a successor Escrow Agent reasonably acceptable to the Skipping Stone Stockholders. If Parent fails to appoint a successor Escrow Agent within fifteen (15) days after receiving the Escrow Agent's written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Parent as to the transfer of the Escrow Fund to a successor escrow agent.


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         SECTION 9. MISCELLANEOUS.

                  9.1 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) when received by registered mail or, by courier or express delivery service, or by facsimile, to the address or facsimile telephone number set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

         if to Parent:

                  Mr. Ian B. Carter
                  Chairman of the Board and Chief Executive Officer Commonwealth Energy Corporation
                  15901 Red Hill Avenue, Suite 100
                  Tustin, California 92780
                  Phone: (714) 259-2503
                  Fax: (714) 259-2598

         with a copy to (which copy shall not constitute notice):

                  Paul, Hastings, Janofsky & Walker LLP
                  Attn:  John F. Della Grotta, Esq.
                  695 Town Center Drive
                  Seventeenth Floor
                  Costa Mesa, California 92626
                  Phone: (714) 668-6210
                  Fax: (714) 668-6310

         if to the Skipping Stone Stockholders to each of:

                  Mr. Peter Weigand
                  Commonwealth Energy Corporation and Commerce Energy Group 15901 Red Hill Avenue, Suite 100
                  Tustin, California 92780
                  Phone:  (714) 259-2500
                  Fax:  (714) 259-2598

                  Mr. Greg Lander
                  c/o Skipping Stone
                  83 Pine - Suite 102
                  West Peabody, MA  01960


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                  Mr. Eric Alam
                  c/o Skipping Stone
                  15311 West Vantage Pkwy
                  Suite 350
                  Houston, TX  77032

                  Mr. Bruno Kvetinskas
                  c/o Skipping Stone
                  15311 West Vantage Pkwy
                  Suite 350
                  Houston, TX  77032

         with a copy to (which shall not constitute notice):

                  Stroock & Stroock & Lavan LLP
                  Attn: Michael S. Shenberg, Esq.
                  180 Maiden Lane
                  New York, New York 10038-4892
                  Phone: (212) 806-5831
                  Fax: (212) 806-6006

         if to the Escrow Agent:

                  -------------------------------

                  -------------------------------

                  The Escrow Agent may assume that any Claim Notice, Response Notice or other notice of any kind required to be delivered to the Escrow Agent and any other Person has been received by such other Person on the date it has been received by the Escrow Agent, but the Escrow Agent need not inquire into or verify such receipt.


         9.2 HEADINGS. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         9.3 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         9.4 APPLICABLE LAW; JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this
Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the


                                       9
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State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.2; provided, however, that nothing in this Section 9.4 shall effect the arbitration provisions set forth in Section 2.8.

                  9.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any. The interests of the Skipping Stone Stockholders in the Escrow Account and in the Escrow Shares shall not be assignable or transferable, other than by operation of law. No assignment or transfer of any of such interests by operation of law shall be recognized or given effect until Parent and the Escrow Agent shall have received written notice of such assignment or transfer. No Skipping Stone Stockholder may assign such shareholder's rights under this Agreement without the express prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by a shareholder without such consent shall be void and of no effect; provided, however, that upon the death of a Skipping Stone Stockholder, such Skipping Stone Stockholder's rights under this Agreement shall be transferred to the person(s) who receive such shareholder's Parent Common Stock under the laws of descent and distribution.

                  9.6 WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

                  9.7 AMENDMENT. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

                  9.8 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.


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                  9.9 PARTIES IN INTEREST. Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

                  9.10 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

                  9.11 TAX REPORTING INFORMATION AND CERTIFICATION OF TAX IDENTIFICATION NUMBERS.

                           (a) The parties hereto agree that, for tax reporting
purposes, all interest on or other income, if any, attributable to the Escrow Fund or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to the Skipping Stone Stockholders in accordance with their percentage interests in the Escrow Fund set forth on EXHIBIT A.

                           (b) Parent and the Skipping Stone Stockholders agree
to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, "TAX REPORTING DOCUMENTATION") to the Escrow Agent within thirty (30) days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Code to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service.

                           (c) Parent and the Skipping Stone Stockholders
acknowledge and agree that the Escrow Shares were not received by the Skipping Stone Stockholders on account of or in connection with the performance of services by any person (for purposes of Section 83 of the Code and any other tax purposes), or otherwise in any compensatory capacity, and neither Parent nor any of the Skipping Stone Stockholders will take or cause to be taken any position on any tax return or other tax reporting position that is inconsistent with this acknowledgement and agreement (other than possibly protective elections under Section 83(b) of the Code, any comparable state elections or filings directly related thereto).

                  9.12 COOPERATION. The Skipping Stone Stockholders agrees to cooperate fully with Parent and the Escrow Agent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.


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

                  9.13 CONSTRUCTION.

                           (a) For purposes of this Agreement, whenever the
context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

                           (b) The parties hereto agree that any rule of
construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                           (c) As used in this Agreement, the words "include"
and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                           (d) Except as otherwise indicated, all references in
this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.


                                            COMMONWEALTH ENERGY CORPORATION



                                            By:
                                                --------------------------------
                                                     Name:  Ian B. Carter
                                                     Title: Chairman and Chief
                                                            Executive Officer

                                            ESCROW AGENT



                                            By:
                                                --------------------------------
                                                     Name:
                                                     Title:

                                            MR. PETER WEIGAND



                                            By:
                                                --------------------------------
                                                     Peter Weigand

                                            MR. GREG LANDER



                                            By:
                                                --------------------------------
                                                     Greg Lander

                                            MR. ERIC ALAM



                                            By:
                                                --------------------------------
                                                     Eric Alam

                                            MR. BRUNO KVETINSKAS



                                            By:
                                                --------------------------------
                                                     Bruno Kvetinskas

                                    EXHIBIT A
     SKIPPING STONE STOCKHOLDERS PRO RATA PERCENTAGE INTEREST IN ESCROW FUND


                                                                   PRO RATA
                                             SHARES TO BE         PERCENTAGE
SKIPPING STONE                              HELD IN ESCROW        INTEREST IN
 STOCKHOLDER         ADDRESS                   ACCOUNT            ESCROW FUND
--------------       -------                --------------        -----------


                                    EXHIBIT B


                                  ESCROW AGENT
                                SCHEDULE OF FEES


                                    [To Come]




                                      B-1